Diasu Oil & Gas Co., Inc.
4422 FM 1960 West, Suite 400
Houston, Texas 77068
(281) 537-2035

April 16, 2001

Trinity Energy Resources, Inc.
16410 Park Ten Place, Suite 450
Houston, Texas 77084

Attention: Mr. Dennis Hedke

Re: Offer by Trinity to purchase selected properties

Dear Mr. Hedke:

Pursuant to your offer of April 2, 2001 and the meeting in Diasu's office in which said offer and other proposals were discussed, Diasu hereby makes the following proposal to Trinity

     1. Trinity agrees to purchase the following properties from Diasu for a price of $1,002,000 the first 25% of which will be represented as the Phase 1 transaction, per the schedule below. The Morgan Creek Village property includes interest in an associated pipeline. The Broussard and LL& E properties include similar interests in Proved Undeveloped locations currently believed to exist within leasehold boundaries.

  Property                   NWI        25%        NRI          25%
  ---------                 -----      -----      -----        -----

Morgan Creek Village #1    .2850      .07125     .206025      .051506
Keystone Mills #1          .30000     .07500     .225000      .056250
McCombs #1                 .20000     .04999     .150000      .037496
Broussard #1               .10906     .02562     .0821172     .019218
LL&E #2                    .09375     .031245    .07128074    .021750
Constantin JR #2 ST-2      .17136     .042842    .1159527     .029017

     2. In exchange for Phase 1 payment of $250,500, Trinity will receive an initial assignment of 25% of the above represented interests in the subject properties. Assignment of interest related to these properties will be executed at Phase 1 closing.

     3. The effective date for all interests purchased is April 1, 2001

     4. Trinity will have the option of purchasing the remaining 75% of the Property Set (said Property Set equal to 60% of Diasu's interest in the Broussard #1, the Keystone Mills #1, and the McCombs #1, and 30% of Diasu's interest in the Morgan Creek Village #1, the LL&E #2 and the Constantin #2) in successive increments of 25%, 25% and 25% of the total up to June 16, 2001. The effective date for all additional incremental purchases shall be April 1, 2001. In the event that Trinity elects to purchase the entire Property Set pursuant to this paragraph, Diasu will accept up to $100,000 of the final 25% increment in Trinity common stock. The stock price for determining the $100,000 equity consideration will be the average of closing prices of Trinity common stock for twenty business days prior to the closing of the last 25% of the property set. Diasu would also remain as operator of the properties.

     5. Trinity will close this transaction (that is, the actual payment of the 1st 25% increment for $250,500) by Tues, April 24, 2001 or this Agreement is null and void unless extended in writing.

     6. In the event the Phase 1 payment is made this agreement will terminate on June 16,2001 unless both parties agreed to an extension in writing.

     Please sign in the space below provided if you are in agreement with the proposal contained herein.

                                                       Sincerely,

                                                       /s/ Gary L. Chitty
                                                       -------------------------
                                                       Gary L. Chitty
                                                       President,
                                                       Diasu Oil & Gas Co., Inc.

Agreed to this 17th Day
of April, 2001

/s/ Dennis E. Hedke
------------------------------
Dennis E. Hedke
President,
Trinity Energy Resources, Inc.